Exhibit 10.24

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked [ * * * ] and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request filed with the Commission.

GOLDMAN SACHS & CO. | 85 BROAD STREET | NEW YORK, NEW YORK 10004 | TEL: 212-902-1000

Opening Transaction
To:	Computer Sciences Corporation 2100 East Grand Avenue El Segundo, CA 90245

From:	Goldman, Sachs & Co.

Subject:	Accelerated Share Repurchase Transaction - VWAP Pricing

Ref. No:	[Insert Reference Number]

Date:	June 29, 2006

____________________________________________________________________________________________

          This master confirmation (this "Master Confirmation"), dated as of June 29, 2006, is intended to supplement the terms and provisions of certain Transactions (each, a "Transaction") entered into from time to time between Goldman, Sachs & Co. ("GS&Co.") and Computer Sciences Corporation ("Counterparty"). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Annex A hereto, which references this Master Confirmation (the "Supplemental Confirmation"). This Master Confirmation and each Supplemental Confirmation together shall constitute a "Confirmation" as referred to in the Agreement specified below.

          The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the "Equity Definitions"), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between the Counterparty and GS&Co. as to subject matter and the terms of each Transaction to which this Master Confirmation and the related Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

          This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the "Agreement") as if GS&Co. and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars ("USD") as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to Transactions, (iii) the replacement of the word "third" in the last line of Section 5(a)(i) with the word "first" and (iv) the election that the "Cross Default" provisions of Section 5(a)(vi) shall apply to Counterparty, with a "Threshold Amount" of USD 50 million).

          All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation relating to a Transaction except as expressly modified herein or in the related Supplemental Confirmation.

          If, in relation to any Transaction to which this Master Confirmation and related Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Agreement; and (iv) the Equity Definitions.

          The effectiveness of this Master Confirmation and any Supplemental Confirmation shall be subject to the satisfaction of the terms and conditions set forth in Schedule A, or, if Counterparty has previously submitted to GS&Co. a new account application and agreement for corporate repurchase programs (the "New Account Application and Agreement"), the terms and conditions set forth in such New Account Application and Agreement.

          1.      On the third Clearance System Business Day following the Trade Date for each Transaction, GS&Co. will deliver to Counterparty a number of Shares equal to the Number of Shares for the relevant Transaction, and Counterparty will pay to GS&Co. cash in immediately available funds in an amount to be specified in the Supplemental Confirmation (the "Initial Purchase Price") equal to the product of the Initial Share Price (as set forth below) and the Number of Shares. The parties agree that any obligation of GS&Co. to deliver Shares to Counterparty shall be conditioned upon its receipt of the Initial Purchase Price in accordance with the immediately preceding sentence. Each Transaction is intended to be in substance and effect an adjustment to the Initial Purchase Price. Solely for the purposes of the Equity Definitions, each Transaction constitutes a Share Forward Transaction. Set forth below are the terms and conditions which, together with the terms and conditions set forth in each Supplemental Confirmation (in respect of each relevant Transaction), shall govern each such Transaction.

General Terms:
Trade Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Seller:	Counterparty

Buyer:	GS&Co.

Shares:	Shares of common stock, $1.00 par value, of Counterparty, Ticker: CSC

Number of Shares:	For each Transaction, as set forth in the Supplemental Confirmation.

Initial Share Price	For each Transaction, as set forth in the Supplemental Confirmation, to be the Relevant Price as of the Trade Date.

Forward Price:	For each Transaction, the Initial Share Price for such Transaction.

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Market Disruption Event:

The definition of "Market Disruption Event" in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words "at any time during the one-hour period that ends at the relevant Valuation Time" in the third line thereof with the words "at any time on any Scheduled Trading Day during the Valuation Period or" after the word "material".

Counterparty Additional Payment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Valuation:
Valuation Period:

Each Scheduled Trading Day during the period commencing on and including the day of the Calculation Period with respect to the first collared accelerated Share repurchase transaction evidenced by the confirmation of even date herewith between Counterparty and GS&Co. confirming the terms of collared accelerated Share repurchase transactions between Counterparty and GS&Co., to and including the Valuation Date (but excluding any day(s) on which the Valuation Period is suspended in accordance with Section 5 herein).

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that any Scheduled Trading Day in the Valuation Period is a Disrupted Day, the Calculation Agent may postpone the Valuation Date. In such event, the Calculation Agent must determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case such Disrupted Day shall not be included for purposes of determining the Settlement Price, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the VWAP Prices for the relevant Scheduled Trading Days during the Valuation Period shall be adjusted by the Calculation Agent for purposes of determining the Settlement Price, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

If a Disrupted Day occurs during the Valuation Period, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent, in its good faith commercially reasonable discretion, may either (i) determine the VWAP Price for such ninth Scheduled Trading Day and adjust the weighting of the VWAP Prices for the relevant Scheduled Trading Days during the Valuation Period as it deems appropriate for purposes of determining the Settlement Price based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares or (ii) disregard such day for purposes of determining the Settlement Price and further postpone the Valuation Date as it deems appropriate to determine the VWAP Price.

Valuation Date:

For each Transaction, the earlier to occur of the date set forth in the Supplemental Confirmation (as the same may be postponed in accordance with the provisions hereof) (the "Scheduled Valuation Date") and any Early Valuation Date; provided that GS&Co. shall have the right to designate any date (the "Accelerated Valuation Date") on or after the First Acceleration Date to be the Valuation Date by providing notice to Counterparty of any such designation prior to 9:30 A.M. New York City time on the Accelerated Valuation Date.

First Acceleration Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Settlement Terms:
Settlement Currency:	USD

Settlement Method Election:

Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by deleting the word "Physical" in the sixth line thereof and replacing it with the words "Net Share" and deleting the word "Physical" in the last line thereof and replacing it with the word "Cash" and (b) in the event that GS&Co. would deliver to the Counterparty an amount of Shares under Net Share Settlement, Cash Settlement shall be applicable in lieu of Net Share Settlement.

Electing Party:	Counterparty

Settlement Method Election Date:	The earlier of (x) the fifth Scheduled Trading Day immediately prior to the originally scheduled Valuation Date or (y) the Accelerated Valuation Date, as the case may be, [ * * * ].

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:

An amount in the Settlement Currency equal to the sum of (a) the Number of Shares multiplied by an amount equal to (i) the Settlement Price minus (ii) the Forward Price plus (b) the Counterparty Additional Payment Amount.

Settlement Price:	The arithmetic mean of the VWAP Prices of the Shares for each Scheduled Trading Day in the Valuation Period minus the Settlement Price Adjustment Amount; [ * * * ].

Settlement Price Adjustment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

VWAP Price:

For any Scheduled Trading Day, the New York 10b-18 Volume Weighted Average Price per share of the Shares for the regular trading session (including any extensions thereof) of the Exchange on such Scheduled Trading Day (without regard to pre-open or after hours trading outside of such regular trading session) as published by Bloomberg at 4:15 p.m. New York time on such date, on Bloomberg page "CSC.N <Equity> AQR_SEC" (or any successor thereto).

Counterparty's Contact Details for Purpose of Giving Notice:	To be provided by Counterparty

GS&Co.s Contact Details for Purpose of Giving Notice:	Telephone No.: (212) 902-8996 Facsimile No.: (212) 902-0112

Attention: Equity Operations: Options and Derivatives

With a copy to:
Vijay Culas
Equity Capital Markets
One New York Plaza
New York, NY 10004
Telephone No.:  (212) 902-6247
Facsimile No.:  (212) 902-3000

Net Share Settlement:
Net Share Settlement Procedures:	Net Share Settlement shall be made in accordance with the procedures attached hereto as Annex B.

Net Share Settlement Price:

The Relevant Price on the Net Share Valuation Date, as reduced by the per Share amount of the underwriting discount and/or commissions agreed to pursuant to the equity underwriting agreement contemplated by the Net Share Settlement Procedures.

Valuation Time:

As provided in Section 6.1 of the Equity Definitions; provided that Section 6.1 of the Equity Definitions is hereby amended by inserting the words "Net Share Valuation Date," before the words "Valuation Date" in the first and third lines thereof.

Net Share Valuation Date:	The Exchange Business Day immediately following the Valuation Date.

Net Share Settlement Date:	The third Exchange Business Day immediately following the Valuation Date.

Reserved Shares:	Initially, 15,000,000 Shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.

Relevant Price:

As provided in Section 1.23(b) of the Equity Definitions; provided that Section 1.23(b) of the Equity Definitions is hereby amended by replacing each occurrence therein of "the Valuation Date or Averaging Date, as the case may be," with the term "such day."

Share Adjustments:
Adjustments for Stock Split Events:

In respect of any Potential Adjustment Event that is a subdivision or consolidation of the Shares, a distribution, or an issue or dividend of Shares to existing holders of Shares, including a free distribution or dividend of any Shares to existing holders by way of bonus, capitalization or similar issue (each, a "Stock Split Event"), the Calculation Agent will (i) make adjustments to one or more of the Settlement Price, the VWAP Prices for each day occurring prior to such Stock Split Event, the Settlement Price Adjustment Amount and the Ordinary Dividend Amount [ * * * ] and (ii) determine the effective date of such adjustments.

Consequences of Potential Adjustment Events:	In respect of any Potential Adjustment Event other than a Stock Split Event, [ * * * ].

Extraordinary Dividend:

For any calendar quarter occurring (in whole or in part) during the period from and including the first day of the Valuation Period to and including the Valuation Date, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions) (a "Dividend") the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Extraordinary Events:
Consequences of Merger Events and Tender Offers:	[ * * * ]

Tender Offer:	Applicable

Nationalization, Insolvency or Delisting

[ * * * ]; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or The NASDAQ National Market (or their respective successors); and if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:
(a) Change in Law:	Applicable

(b) Insolvency Filing:	Applicable

(c) Loss of Stock Borrow:

Applicable; provided that Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions are amended by deleting the words "at a rate equal to or less than the Maximum Stock Loan Rate" and replacing them with "at a rate of return equal to or greater than zero".

Hedging Party:	GS&Co.

Determining Party:	GS&Co.

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Additional Disruption Event, any Transaction would be cancelled or terminated in accordance with Article 12 of the Equity Definitions, [ * * * ] shall apply.
Consequences of Events of Default and Termination Events:	[ * * * ]

[ * * * ]:	[ * * * ]

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Transfer:

Notwithstanding anything to the contrary in the Agreement, GS&Co. may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GS&Co. under any Transaction, in whole or in part, to an affiliate of GS&Co. that is guaranteed by The Goldman Sachs Group, Inc. in form and substance reasonably satisfactory to Counterparty, but without requiring the consent of Counterparty.

GS&Co. Payment Instructions:	Chase Manhattan Bank New York For A/C Goldman, Sachs & Co. A/C # 930-1-011483 ABA: 021-000021

Counterparty Payment Instructions:	To be provided by Counterparty

          2.      Calculation Agent: GS&Co.

          3.      Representations, Warranties and Covenants of GS&Co. and Counterparty.

               (a)      Each party represents and warrants that it (i) is an "eligible contract participant", as defined in the U.S. Commodity Exchange Act, as amended and (ii) is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

               (b)      Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder ("Regulation D"). Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an "accredited investor" as that term is defined under Regulation D, (iii) it will purchase each Transaction for investment and not with a view to the distribution or resale thereof in a manner that would violate the Securities Act, and (iv) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

               (c)      For the avoidance of doubt, GS&Co. has implemented reasonable policies and procedures, taking into consideration the nature of its business, to ensure that individuals making investment decisions would not violate laws prohibiting trading on the basis of material nonpublic information. Such individuals shall not be in possession of material nonpublic information during all relevant times beginning the date hereof through and including the Valuation Date.

          3A.     Additional Representations, Warranties and Covenants of GS&Co. During the period commencing on the first day of the Valuation Period and ending on the [ * * * ] Exchange Business Day immediately following the end of the Valuation Period, or such earlier day as elected by GS&Co. and communicated to Counterparty on such day (the "Relevant Period"), GS&Co. will use good faith efforts to effect purchases of Shares in connection with any Transaction in accordance with Rule 10b-18(b)(2), (3) and (4), and effect calculations in respect thereof, as if those sections applied to GS&Co., taking into account any applicable Securities and Exchange Commission no-action letters as appropriate and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond its control.

          4.      Additional Representations, Warranties and Covenants of Counterparty.

          As of (i) the date hereof, (ii) the Trade Date and (iii) to the extent indicated below, the period of time from the Trade Date until the time that each party has fully performed all of its obligations under the related Transaction, Counterparty represents, warrants and covenants to GS&Co. that:

               (a)      the purchase or writing of any Transaction and the transactions contemplated hereby do not violate Rule 13e-1 or Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

               (b)      it is not entering into any Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares);

               (c)      Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

               (d)      each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program;

               (e)      Counterparty acknowledges that, notwithstanding the generality of Section 13.1 of the Equity Definitions, GS&Co. is not making any representations or warranties with respect to the treatment of any Transaction under FASB Statements 128, 133 as amended, 149 or 150, EITF 00-19 (or any successor issue statements) or under the Financial Accounting Standards Board's Liabilities & Equity Project;

               (f)      Counterparty is not, and will not be, engaged in a "distribution" of Shares or securities that are convertible into, or exchangeable or exercisable for Shares for purposes of Regulation M promulgated under the Exchange Act ("Regulation M") at any time during the Relevant Period, or the one Exchange Business Day immediately following the Relevant Period unless Counterparty has provided written notice to GS&Co. of such distribution (a "Regulation M Distribution Notice") not later than the Scheduled Trading Day immediately preceding the first day of the relevant "restricted period" (as defined in Regulation M); Counterparty acknowledges that any such notice may cause the Valuation Period to be extended or suspended pursuant to Section 5 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below;

               (g)      upon entering into each Transaction, the Counterparty covenants that it will immediately retire the Number of Shares purchased by it in connection with the relevant Transaction from an entity affiliated with GS&Co.;

               (h)      it shall report each Transaction as required under Regulation S-K and/or Regulation S-B under the Exchange Act, as applicable;

               (i)      on the Trade Date and on each day of the Valuation Period, (i) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (ii) the capital of Counterparty is adequate to conduct the business of Counterparty and (iii) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature; and

               (j)      Counterparty is not required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

               (k)      it has not, and during any Valuation Period will not, enter into agreements similar to the Transactions described herein (other than the confirmation of even date herewith between Counterparty and GS&Co. confirming the terms of collared accelerated share repurchase transactions between Counterparty and GS&Co.) where any initial hedge period (however defined) or the calculation period (however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period or calculation period as provided in the relevant agreements) with any Valuation Period under this Master Confirmation. In the event that the initial hedge period or calculation period in any other similar transaction overlaps with any Valuation Period under this Master Confirmation as a result of an extension of the Valuation Date pursuant to Section 5 herein, Counterparty shall promptly amend such transaction to avoid any such overlap.

          5.      Suspension of Valuation Period.

               (a)      If Counterparty concludes that it will be engaged in a distribution of the Shares for purposes of Regulation M, Counterparty agrees that it will, on a day no later than the Scheduled Trading Day immediately preceding the start of the relevant restricted period, provide GS&Co. with a Regulation M Distribution Notice. Upon the effectiveness of such Regulation M Distribution Notice, GS&Co. shall halt any purchase of Shares in connection with hedging any Transaction during the relevant "restricted period". If on any Scheduled Trading Day Counterparty delivers the Regulation M Distribution Notice in writing (and confirms by telephone) by 8:30 a.m. New York Time (the "Notification Time") then such notice shall be effective as of such Notification Time. In the event that Counterparty delivers such Regulation M Distribution Notice in writing and/or confirms by telephone after the Notification Time, then such notice shall be effective as of 8:30 a.m. New York Time on the following Scheduled Trading Day or as otherwise required by law or agreed between Counterparty and GS&Co. The Valuation Period shall be suspended and the Valuation Date shall be postponed for each Scheduled Trading Day in such restricted period and GS&Co. shall cease effecting purchases of shares in connection with this Transaction; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below, including, without limitation, the requirement that such notice be made at a time at which none of Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

               (b)      In the event that GS&Co. concludes, in its good faith and its commercially reasonable discretion, based on advice of outside legal counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS&Co.), for it to refrain from purchasing Shares on any Scheduled Trading Day during the Valuation Period, GS&Co. may by written notice to Counterparty elect to suspend the Valuation Period for such number of Scheduled Trading Days as is specified in the notice; provided that GS&Co. may exercise this right to suspend only in relation to events or circumstances that are unknown to it or any of its affiliates at the Trade Date of any Transaction, occur within the normal course of its or any of its affiliates' businesses, and are not the result of deliberate actions of it or any of its affiliates with the intent to avoid its obligations under the terms of any Transaction. The notice shall not specify, and GS&Co. shall not otherwise communicate to Counterparty, the reason for GS&Co.'s election to suspend the Valuation Period. The Valuation Period shall be suspended and the Termination Date shall be extended for each Scheduled Trading Day occurring during any such suspension.

               (c)      In the event that the Valuation Period is suspended pursuant to Section 5(a) or 5(b) above during the regular trading session on the Exchange, such suspension shall be deemed to be an additional Market Disruption Event, and the second paragraph under "Market Disruption Event" shall apply to any Disrupted Day occurring during the Valuation Period solely as a result of such additional Market Disruption Event.

          6.      10b5-1 Plan. Counterparty represents, warrants and covenants to GS&Co. that for each Transaction:

               (a)      Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act ("Rule 10b5-1") or any antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

               (b)      Counterparty will not seek to control or influence GS&Co. to make "purchases or sales" (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, GS&Co.'s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

               (c)      Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or the relevant Supplement Confirmation must be effected in accordance with the requirements for the amendment or termination of a "plan" as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

          7.      Counterparty Purchases. Counterparty represents, warrants and covenants to GS&Co. that for each Transaction:

               (a)      Counterparty (or any "affiliated purchaser" as defined in Rule 10b-18 under the Exchange Act ("Rule 10b-18")) shall not, without the prior written consent of GS&Co., directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period. During this time, any such purchases by Counterparty shall be made through GS&Co., or if not through GS&Co., with the prior written consent of GS&Co., and in compliance with Rule 10b-18 or otherwise in a manner that Counterparty and GS&Co. believe is in compliance with applicable requirements.

          8.      Additional [ * * * ] Events. Either of the following occurrences will constitute an [ * * * ]:

               (a)      Counterparty fails to perform any obligation required to be performed under any other agreement between Counterparty and GS&Co. or its affiliated entities; or

               (b)      With respect to any Transaction for which a Termination Price is specified in the relevant Supplemental Confirmation, the price of the Shares on the Exchange at any time falls below such Termination Price.

          9.      Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions, Counterparty shall,

               (a)      prior to the opening of trading in the Shares on any day during any Relevant Period on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended) of any Merger Transaction, notify GS&Co. of such public announcement;

               (b)      promptly notify GS&Co. following any such announcement that such announcement has been made;

               (c)      promptly provide GS&Co. with written notice specifying (i) Counterparty's average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through GS&Co. or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Counterparty to GS&Co. that such information is true and correct. In addition, Counterparty shall promptly notify GS&Co. of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6; and

               (d)      GS&Co. in its good faith and commercially reasonable discretion may (i) suspend the Valuation Period and postpone the Valuation Date or (ii) treat the occurrence of such public announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions.

          "Merger Transaction" means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

          10.      Acknowledgments. The parties hereto intend for:

               (a)      Each Transaction to be a "securities contract" as defined in Section 741(7) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the "Bankruptcy Code"), a "swap agreement" as defined in Section 101(53B) of the Bankruptcy Code, or a "forward contract" as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 555, 556, 560 and 561 of the Bankruptcy Code;

               (b)      the Agreement to be a "master netting agreement" as defined in Section 101 (38A) of the Bankruptcy Code;

               (c)      a party's right to liquidate, terminate or accelerate any Transaction, net out or offset termination values of payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a "contractual right" (as defined in the Bankruptcy Code);

               (d)      any cash, securities or other property transferred as performance assurance, credit support or collateral with respect to each Transaction to constitute "margin payments" (as defined in the Bankruptcy Code); and

               (e)      all payments for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute "settlement payments" and "transfers" (as defined in the Bankruptcy Code).

          11.      Calculations on Early Termination and Set-Off.

               (a)      The parties agree to amend Section 6 of the Agreement by adding a new Section 6(f) thereto as follows:

"(f) Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party or upon the occurrence of an Extraordinary Event that results in the [ * * * ] of any Transaction (such Defaulting Party, Affected Party or, in the case of such an

Extraordinary Event, either party, "X"), the other party ("Y") will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 6(f).

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise)."

               (b)      Notwithstanding anything to the contrary in the foregoing, GS&Co. agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from GS&Co. to Counterparty under obligations other than Equity Contracts. "Equity Contract" means any transaction relating to Shares between the parties (or any of their affiliates) that qualifies as 'equity' under applicable accounting rules.

          12.      Credit Support Documents. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.

          13.      Claim in Bankruptcy. GS&Co. agrees that in the event of the bankruptcy of Counterparty, GS&Co. shall not have rights or assert a claim that is senior in priority to the rights and claims available to the shareholders of the common stock of Counterparty.

          14.      Governing Law. The Agreement, this Master Confirmation and each Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine).

          15.      Offices.

               (a)      The Office of GS&Co. for each Transaction is: One New York Plaza, New York, New York 10004.

               (b)      The Office of Counterparty for each Transaction is: 2100 East Grand Avenue, El Segundo, CA 90245.

          16.      Arbitration.

               (a)      All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

               (b)      Arbitration awards are generally final and binding; a party's ability to have a court reverse or modify an arbitration award is very limited.

               (c)      The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

               (d)      The arbitrators do not have to explain the reason(s) for their award.

               (e)      The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

               (f)      The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

               (g)      The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

               (h)      Counterparty agrees that any and all controversies that may arise between Counterparty and GS & Co., including, but not limited to, those arising out of or relating to the Agreement or any Transaction hereunder, shall be determined by arbitration conducted before The New York Stock Exchange, Inc. ("NYSE") or NASD Dispute Resolution ("NASD-DR"), or, if the NYSE and NASD-DR decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

               (i)      No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

               (j)      Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.

          17.      Counterparts.      This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

               Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to any Transaction, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.
Yours faithfully,
GOLDMAN, SACHS & CO.

By: /s/ Conrad Langenegger, Vice President
Authorized Signatory

Agreed and Accepted By:
COMPUTER SCIENCES CORPORATION

By: /s/ Van B. Honeycutt
Name: Van B. Honeycutt
Title: Chairman & CEO

By: /s/ Michael E. Keane
Name: Michael E. Kean
Title: Vice President & CFO

ANNEX A

SUPPLEMENTAL CONFIRMATION
To:	Computer Sciences Corporation 2100 East Grand Avenue El Segundo, CA 90245

From:	Goldman, Sachs & Co.

Subject:	Accelerated Share Repurchase Transaction - VWAP Pricing

Ref. No:	[Insert Reference No.]

Date:	[Insert Date]

________________________________________________________________________________________________________________________

          The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. ("GS&Co.") and Computer Sciences Corporation ("Counterparty" and together with GS&Co., the "Contracting Parties") on the Trade Date specified below. This Supplemental Confirmation is a binding contract between GS&Co. and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.           This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of June 29, 2006 (the "Master Confirmation") between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.           The terms of the Transaction to which this Supplemental Confirmation relates are as follows:
Trade Date:	[ ]

Initial Share Price:	USD [ ] per Share.

Valuation Date:	[ ], subject to GS&Co.'s right to accelerate the Valuation Date to any date on or after the First Acceleration Date

First Acceleration Date:	[ ]

Number of Shares:	[ ]

Settlement Price Adjustment Amount:	USD [ ] per Share

Ordinary Dividend Amount:	For any calendar quarter, USD [ ]

Termination Price:	USD [ ] per Share

[Reserved Shares:]	[[ ] Shares]

Counterparty Additional Payment Amount:	USD [ ]

3.           Counterparty represents and warrants to GS&Co. that neither it (nor any "affiliated purchaser" as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the Trade Date.

4.           This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

          Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.
Yours faithfully, GOLDMAN, SACHS & CO.

By: /s/ Conrad Langenegger, Vice President
Authorized Signatory

Agreed and Accepted By:
COMPUTER SCIENCES CORPORATION

By: /s/ Van B. Honeycutt
Name: Van B. Honeycutt
Title: Chairman & CEO

By: /s/ Michael E. Keane
Name: Michael E. Kean
Title: Vice President & CFO

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ANNEX B

NET SHARE SETTLEMENT PROCEDURES

          The following Net Share Settlement Procedures shall apply to the extent that Counterparty elects Net Share Settlement in accordance with the Master Confirmation:

          Net Share Settlement shall be made by delivery of the number of Shares equal in value to the Forward Cash Settlement Amount (the "Settlement Shares"), with such Shares' value based on the Net Share Settlement Price, as determined by the Calculation Agent. Delivery of such Settlement Shares shall be made free of any contractual or other restrictions in good transferable form on the Net Share Settlement Date with Counterparty (i) representing and warranting to GS&Co. at the time of such delivery that it has good, valid and marketable title or right to sell and transfer all such Shares to GS&Co. under the terms of the related Transaction free of any lien charge, claim or other encumbrance and (ii) making the representations and agreements contained in Section 9.11(ii) through (iv) of the Equity Definitions to GS&Co. with respect to the Settlement Shares. GS&Co. or any affiliate of GS&Co. designated by GS&Co. (GS&Co. or such affiliate, "GS") shall resell the Settlement Shares during a period (the "Resale Period") commencing no earlier than the Net Share Valuation Date. The Resale Period shall end on the Exchange Business Day on which GS completes the sale of all Settlement Shares or a sufficient number of Settlement Shares so that the realized net proceeds of such sales exceed the Forward Cash Settlement Amount. Notwithstanding the foregoing, if resale by GS of the Settlement Shares, as determined by GS in its good faith commercially reasonable discretion (i) occurs during a distribution for purposes of Regulation M, and if GS would be subject to the restrictions of Rule 101 of Regulation M in connection with such distribution, the Resale Period will be postponed or tolled, as the case may be, until the Exchange Business Day immediately following the end of any "restricted period" as such term is defined in Regulation M with respect to such distribution under Regulation M or (ii) conflict with any legal, regulatory or self-regulatory requirements or related policies and procedures applicable to GS (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS), the Resale Period will be postponed or tolled, as the case may be, until such conflict is no longer applicable. During the Resale Period, if the realized net proceeds from the resale of the Settlement Shares exceed the Forward Cash Settlement Amount, GS shall refund such excess in cash to Counterparty by the close of business on the third Exchange Business Day immediately following the last day of the Resale Period. If the Forward Cash Settlement Amount exceeds the realized net proceeds from such resale, Counterparty shall transfer to GS by the open of the regular trading session on the Exchange on the third Scheduled Trading Day immediately following the last day of the Resale Period the amount of such excess (the "Additional Amount") in cash or in the number of Shares ("Make-whole Shares") in an amount that, based on the Net Share Settlement Price on the last day of the Resale Period (as if such day was the "Net Share Valuation Date" for purposes of computing such Net Share Settlement Price), has a dollar value equal to the Additional Amount, as determined by the Calculation Agent. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Counterparty elects to pay the Additional Amount in Shares, the requirements and provisions set forth below shall apply. This provision shall be applied successively until the Additional Amount is equal to zero.

Net Share Settlement of a Transaction is subject to the following conditions:

Counterparty at its sole expense shall:

          (i)      as promptly as practicable (but in no event more than five (5) Exchange Business Days immediately following the Settlement Method Election Date or, in the case of an election of Net Share Settlement in an [ * * * ], no more than [ * * * ] Exchange Business Day immediately following the [ * * * ]) file under the Securities Act and use its best efforts to make effective, as promptly as practicable, a registration statement or supplement or amend an outstanding registration statement, in any such case, in form and substance reasonably satisfactory to GS (the "Registration Statement") covering the offering and sale by GS of not less than 150% of the Shares necessary to fulfill the Net Share Settlement delivery obligation by Counterparty (determining the number of such Shares to be registered on the basis of the average of the Settlement Prices on the five (5) Exchange Business Days prior to the date of such filing, amendment or supplement, as the case may be);

          (ii)      maintain the effectiveness of the Registration Statement until GS has sold all shares to be delivered by Counterparty in satisfaction of its Net Share Settlement obligations;

          (iii)      have afforded GS and its counsel and other advisers a reasonable opportunity to conduct a due diligence investigation of Counterparty customary in scope for transactions in which GS acts as underwriter of equity securities, and GS shall have been satisfied (with the approval of its Commitments Committee in accordance with its customary review process) with the results of such investigation;

          (iv)      have negotiated and entered into an agreement with GS providing for such covenants, conditions, representations and warranties, underwriting discounts, commissions, indemnities and contribution rights as are customary for GS equity underwriting agreements, together with customary certificates and opinions of counsel and letters of independent auditors of Counterparty to be delivered to GS covering the shares to be delivered by Counterparty in satisfaction of its Net Share Settlement obligations;

          (v)      have delivered to GS such number of prospectuses relating thereto as GS shall have reasonably requested and shall promptly update and provide GS with replacement prospectuses as necessary to ensure the prospectus does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

          (vi)      have retained for GS nationally-recognized underwriting counsel acceptable to GS (in its good faith commercially reasonable discretion) with broad experience in similar registered securities offerings and such counsel shall have agreed to act as such;

          (vii)      have taken all steps necessary for the shares sold by GS to be listed or quoted on the primary exchange or quotation system that the Shares are listed or quoted on;

          (viii)      have paid all reasonable and actual out-of-pocket costs and expenses of GS and all reasonable and actual fees and expenses of GS's outside counsel and other independent experts in connection with the foregoing; and

          (ix)      take such action as is required to ensure that GS's sale of the Shares does not violate, or result in a violation of, the federal or state securities laws.

          In the event that the Registration Statement is not declared effective by the Securities Exchange Commission (the "SEC") or any of the conditions specified in (ii) through (ix) above are not satisfied on or prior to the Valuation Date (or, in the case of an election of Net Share Settlement in an [ * * * ], no more than [ * * * ] Exchange Business Day immediately following the [ * * * ]), then Counterparty may deliver Unregistered Shares (as defined below) to GS in accordance with the following conditions. If GS and Counterparty can agree on acceptable pricing, procedures and documentation relating to the sale of such Unregistered Shares (including, without limitation, applicable requirements in (iii) through (ix) above and insofar as pertaining to private offerings), then such Unregistered Shares shall be deemed to be the "Settlement Shares" for the purposes of the related Transaction and the settlement procedure specified in this Annex B shall be followed except that in the event that the Forward Cash Settlement Amount exceeds the proceeds from the sale of such Unregistered Shares then for the purpose of calculating the number of Make-whole Shares to be delivered by Counterparty, GS shall determine the discount to the Net Share Settlement Price at which it can sell the Unregistered Shares. Notwithstanding the delivery of the Unregistered Shares, Counterparty shall endeavor in good faith to have a registration statement declared effective by the SEC as soon as practical. In the event that GS has not sold sufficient Unregistered Shares to satisfy Counterparty's obligations to GS contained herein at the time that a Registration Statement covering the offering and sale by GS of a number of Shares equal in value to not less than 150% of the amount then owed to GS is declared effective (based on the Net Share Settlement Price on the Exchange Business Day (as if such Exchange Business Day were the "Net Share Valuation Date" for purposes of computing such Net Share Settlement Price) that the Registration Statement was declared effective), GS shall return all unsold Unregistered Shares to Counterparty and Counterparty shall deliver such number of Shares covered by the effective Registration Statement equal to 100% of the amount then owed to GS based on such Net Share Settlement Price. Such delivered shares shall be deemed to be the "Settlement Shares" for the purposes of the related Transaction and the settlement procedure specified in this Master Confirmation (including the obligation to deliver any Make-whole Shares, if applicable) shall be followed. In all cases GS shall be entitled to take any and all required actions in the course of its sales of the Settlement Shares, including without limitation making sales of the Unregistered Shares only to "Qualified Institutional Buyers" (as such term is defined under the Securities Act), to ensure that the sales of the Unregistered Shares and the Settlement Shares covered by the Registration Statement are not integrated resulting in a violation of the securities laws and Counterparty agrees to take all actions requested by GS in furtherance thereof.

          If GS and Counterparty cannot agree on acceptable pricing, procedures and documentation relating to the sales of such Unregistered Shares then the number of Unregistered Shares to be delivered to GS pursuant to the provisions above shall not be based on the Net Share Settlement Price but rather GS shall determine the value attributed to each Unregistered Share in a commercially reasonable manner and based on such value Counterparty shall deliver a number of Shares equal in value to the Forward Cash Settlement Amount. For the purposes hereof "Unregistered Shares" means Shares that have not been registered pursuant to an effective registration statement under the Securities Act or any state securities laws ("Blue Sky Laws") and that cannot be sold, transferred, pledged or otherwise disposed of without registration under the Securities Act or under applicable Blue Sky Laws unless such sale, transfer, pledge or other disposition is made in a transaction exempt from registration thereunder.

          In the event that Counterparty delivers Shares pursuant to an election of Net Share Settlement then Counterparty agrees to indemnify and hold harmless GS, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (GS and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject, under the Securities Act or otherwise, (i) relating to or arising out of any of the Transactions contemplated by this Master Confirmation concerning the Shares or (ii) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, prospectus, Registration Statement or other written material relating to the Shares delivered to prospective purchasers, including in each case any amendments or supplements thereto and including but not limited to any documents deemed to be incorporated in any such document by reference (the "Offering Materials"), or arising out of or based upon any omission or alleged omission to state in the Offering Materials a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that, in the case of this clause (ii), Counterparty will not be liable to the extent that any loss, claim, damage or liability arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission in the Offering Materials made in reliance upon and in conformity with written information furnished to Counterparty by GS expressly for use in the Offering Materials, as expressly identified in a letter to be delivered at the closing of the delivery of Shares by Counterparty to GS. The foregoing indemnity shall exclude losses that GS incurs solely by reason of the proceeds from the sale of the Capped Number of Shares being less than the Forward Cash Settlement Amount. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from GS's willful misconduct, gross negligence or bad faith in performing the services that are subject of this Master Confirmation. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in the Agreement or this Master Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from the gross negligence, willful misconduct or bad faith of the Indemnified Party. This indemnity shall survive the completion of any Transaction contemplated by this Master Confirmation and any assignment and delegation of a Transaction made pursuant to this Master Confirmation or the Agreement shall inure to the benefit of any permitted assignee of GS&Co.

          In no event shall the number of Settlement Shares (including, without duplication, any Unregistered Shares) and any Make-whole Shares, be greater than the Reserved Shares minus the amount of any Shares actually delivered under any other Transaction(s) under this Master Confirmation (the result of such calculation, the "Capped Number"). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A - B

Where	A = the number of authorized but unissued shares of the Issuer that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

SCHEDULE A

Counterparty shall provide GS&Co. with the information requested of it in Section 2 below and provide the IRS tax forms in accordance with Section 5. In addition, Counterparty makes all agreements contained in Section 3 and acknowledges its receipt of the disclosure made in Sections 1 and 4.

          SECTION 1. Important Information About Procedures For Opening A New Account.

In accordance with government regulations, financial institutions are required to obtain, verify, and record information that identifies each person or entity that opens an account.

What this means for you: When you open an account, we will ask for your name, address, identification number and other information that will allow us to identify the customer. We may also ask to see government-issued identifying documents.

          SECTION 2. Required Information.

Please provide the following information:

1.       Address of your primary place of business (if different than the address listed under "Contact Details for Purposes of Providing Notice" in the Master Confirmation):

          ___________________________________________________________________________________

2.        Tax ID number (or, for any non-U.S. Counterparty, any government-issued identification number):

          ___________________________________________________________________________________

3.        In connection with our Know Your Customer requirements, please check here if you are NOT current in your public disclosure statements. [   ]

4.        Please check here if you have provided documents establishing authority to engage in corporate repurchase programs and the IRS forms identified in Section 5 of this Schedule A. [   ]

          If you have not provided such documentation, please provide copies when returning this Schedule A.

Political Affiliation:

Check box if any beneficial owner or principal of this entity or their immediate family member is a senior political figure, defined as a current or former senior official in the executive, legislative, administrative, military or judicial branches of a government (whether elected or not), a senior official of a political party, a senior executive of a government-owned enterprise, corporation, business or entity formed by or for the benefit of such individual.

[   ] If checked, provide name(s) and political affiliation:

          SECTION 3. Agreements. For purposes of this Section 3, (i) the term "GS" or "Goldman Sachs" refers, collectively and individually, to Goldman, Sachs & Co. ("GS&Co."), its present and future affiliates, and their respective partners, officers, directors, employees and agents and (ii) the term "Account" refers to each and every account (cash, margin or otherwise) that GS&Co. has established in Counterparty's name, or in Counterparty's name together with others, or in which Counterparty has a beneficial interest, now or in the future.

Custodial Arrangements. If GS&Co. acts as custodian for the securities and other property in the Account, GS&Co. is authorized to register such securities and other property in the name of GS&Co., or any nominee,

1

including sub-custodians, or cause such securities and other property to be registered in the name of, or in the name of the nominee of, a recognized depository or clearing organization.

Disclaimer of Liability; Indemnification. Except as otherwise provided by law, no GS entity shall be liable for any expense, losses, damages, liabilities, demands, charges, claims, penalties, fines and excise taxes of any kind or nature (including legal expenses and reasonable attorneys' fees) ("Losses") by or with respect to any matters pertaining to the Account (other than amounts owed under the terms of the Transactions), except to the extent that such Losses are actual Losses and are determined by a court of competent jurisdiction or an arbitration panel in a final non-appealable judgment or order to have resulted solely from such GS entity's gross negligence or willful misconduct. In addition, Counterparty agrees that GS shall have no liability for, and agrees to indemnify and hold GS harmless from, all Losses that result from: (a) Counterparty's or its agent's misrepresentation, act or omission or alleged misrepresentation, act or omission, (b) GS following Counterparty's or its agent's directions or failing to follow Counterparty's or its agent's unlawful or unreasonable directions, (c) any activities or services of GS in connection with the Account or otherwise (including, without limitation, any technology services, reporting, trading, research or capital introduction services) and (d) the failure by any person not controlled by GS to perform any obligations to Counterparty.

          SECTION 4. Disclosure of Goldman Sachs Business Continuity Program For Disaster Recovery.

Overview

Business continuity for disaster recovery is a high priority for Goldman Sachs, its subsidiaries, and affiliates ("Goldman Sachs" or the "firm"). Our goal is to ensure our continued ability to serve our clients and to protect their assets and the people and assets of our firm. Our Business Continuity Program (the "program") has been developed to provide reasonable assurance of business continuity in the event that there are disruptions of normal operations at the firm's critical facilities.

The firm has established a global, structured approach designed to ensure that the firm is prepared should a business disruption occur. This approach addresses business disruptions of varying scope and severity, which may include disruptions affecting individual business or specific locations; city-wide or industry-wide failures; and regional, national, or global events that affect our business.

No contingency plan can be failsafe or provide absolute assurance that an interruption in business will not occur or that negative consequences will not ensue from a crisis or event. Because natural and other disruptions - even if anticipated generally - are unpredictable and can change over time, a disruption may not have been fully anticipated when the plan was originally designed or later modified. That said, Goldman Sachs is committed to ensuring that its program is comprehensive and up-to-date, particularly as new information, techniques, and technologies become available. We may alter, add to, or eliminate specific aspects of the program as we judge appropriate for the protection of all concerned. We will keep both our clients and our own community informed of pertinent changes.

The Goldman Sachs Business Continuity Program

We have a dedicated team of professionals responsible for training and education; for creating and maintaining the program; and for implementing, managing, and monitoring the firm's preparedness. The program, which was developed with the assistance of this team, is comprised of five key elements: Crisis Management, Business Recovery, Systems and Data Recovery, People Recovery Facilities, and Process Improvement.

1.  Crisis Management: Coordination, Communication, and Training. Crisis Management encompasses the communication processes and response procedures by which the firm manages a business disruption, as well as the tools, training, and exercises we use to help prepare the firm and our people for possible disruptions. Because the first two hours following a disruption are often the most critical, the firm has established a multi-pronged, rapid response capability that includes:

2

  Formal Command Centers in every region of the firm's worldwide operations. The Command Centers allow the firm to monitor its environment, execute pre-established crisis management procedures, and coordinate responses.
  Crisis Management teams identified and trained to support the assessment, escalation, and decision-making processes in a business disruption.
  Communication plans with local authorities and regulators to facilitate information flow and coordination of responses.
  Processes and communication tools, including some automated tools, to notify key senior managers and personnel quickly at the onset of a disruption.
  Crisis Response Guidelines distributed to each employee, including senior management, and Crisis Handbooks or playbooks for our most senior managers.

The firm's Crisis Management responses are rehearsed on a regular basis. The firm regularly carries out both desktop drills and live exercises that reinforce these arrangements and allow the firm to study and improve its program and processes.

2.  Business Recovery. Business Recovery focuses on protecting client assets and assuring that the firm is able to continue business operations in the event of a business disruption.

Central to the firm's business recovery efforts is a requirement that each Goldman Sachs business unit develop, test, and maintain recovery plans for each of its core functions. As part of these plans, each business unit identifies critical risks and puts in place the appropriate level of business controls and functionality necessary to mitigate those risks. The resultant plans document the functional requirements - equipment, applications, vital records and regulatory reports, relocation sites, and recovery teams and tasks - needed to reestablish essential business operations. The plans also assess the impact of a business disruption on the firm's business constituents, banks, and counterparties.

3.  Systems and Data Recovery. Systems and Data Recovery focuses on restoring the firm's core infrastructure, including networking, applications, market-data feeds, and other shared technologies to ensure the continuation of critical business systems processing. Applications are prioritized based on their criticality to the business. Recovery requirements and the frequency of application testing are then established based on those priorities.

Wherever practicable, Goldman Sachs separates the people conducting business from the technology infrastructure supporting the business, housing them in separate buildings, thus reducing the likelihood of simultaneous personnel and systems disasters. Buildings are prioritized based on their criticality to the business, and backup generators are used to protect the most critical facilities.

In addition, offsite data centers have been established outside our primary facilities to support recovery of critical systems and data. Critical data is backed up to these locations on a regular basis.

4.  People Recovery Facilities. People Recovery Facilities focuses on ensuring that our people can quickly get back to productive work when their physical facilities are not operating. People Relocation Sites - redundant work environments - have been established for critical business units. These People Relocation Sites, available in all regions, are outfitted with the equipment and functional capabilities required to carry on business in emergency situations. The Relocation Sites are continually maintained to ensure operational readiness and are tested on a quarterly basis. As a further safeguard, depending on the kind and extent of the disruption, many critical functions can be shifted to other principal offices of Goldman Sachs, including offices outside the U.S.

5.  Process Improvement: Continual Assessment and Testing. Process Improvement assesses and tests our state of readiness for foreseeable business disruptions, including:

3

  Ongoing testing of current plans.
  Continually reassessing risk - including operational and financial risks - and integrating new risk scenarios into the program.
  Updating business requirements and integrating them into the program.
  Introducing new strategies and technologies as they become available.
  Undertaking quarterly review and refinement of the program.

Customer Communications and Questions

This document provides an overview of the firm's Business Continuity Program. If you have additional questions, please contact your Goldman Sachs representative. Please bear in mind that we will not respond to specific questions about the program that could compromise our security.

Pertinent updates to this Overview will be available on the Goldman Sachs Web site (www.gs.com). This Overview can also be obtained via mail by contacting your Goldman Sachs representative.

In the Event of a Business Disruption

Should there be a significant business disruption, customers are encouraged to visit the Goldman Sachs Web site (www.gs.com) for additional information.

This Overview is designed to satisfy disclosure requirements under NYSE Rule 446 and NASD Rule 3500 Series requiring the establishment and maintenance of a Business Continuity and Contingency Plan.

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          SECTION 5. IRS Tax Forms.

Listed below are certain IRS tax forms that GS&Co. is required to collect by federal law from any Counterparty for which GS&Co. will act as a custodian.

The descriptions of these forms below are of a general nature only and are not legal or tax advice. Counterparty should consult with its own tax advisor to determine which of the following forms must be completed and for assistance with completing the appropriate form(s).

For U.S. Persons

[ ] Form W-9 U.S. Persons must provide Form W-9.

For non-U.S. Persons (please consult with your tax advisor to determine which of the following forms must be completed):

[   ]  Form W-8BEN A non-U.S. Person (individual or entity) that is the beneficial owner of the income from the account must provide Form W-8BEN.

[   ]  Form W-8IMY Certain non-U.S. Persons that act as intermediaries with respect to income from the account must provide Form W-8IMY (as well as certain documentation relating to the beneficial owner(s) of the income). Persons required to provide Form W-8IMY may include flow-through entities such as foreign partnerships and foreign trusts, U.S. branches of certain foreign banks or insurance companies, qualified intermediaries that are not acting for their own accounts, or nonqualified intermediaries that are not acting for their own accounts.

[   ]  Form W-8EXP Foreign governments, international organizations, foreign central banks, foreign tax-exempt organizations, and foreign private foundations who wish to claim a reduced rate of U.S. withholding based on their special status must provide Form W-8EXP.

[   ]  Form W-8ECI A non-U.S. Person may claim exemption from withholding on income that is effectively connected with a trade or business in the United States on Form W-8ECI (provided that the effectively connected income will be reported on the non-U.S. person's U.S. federal income tax return). Certain clients may receive such income as a result of their independent business activities.

Copies of these tax forms are available from a GS&Co. Representative or from the IRS Web site http://www.irs.ustreas.gov/prod/forms_pubs/index.html. Please fill out and return the applicable form(s). Do not send these forms to the IRS.

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Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked [ * * * ] and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request filed with the Commission.

SUPPLEMENTAL CONFIRMATION
To:	Computer Sciences Corporation 2100 East Grand Avenue El Segundo, CA 90245

From:	Goldman, Sachs & Co.

Subject:	Accelerated Share Repurchase Transaction - VWAP Pricing

Ref. No:	[Insert Reference No.]

Date:	June 29, 2006

_______________________________________________________________________________________________________________________________

          The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. ("GS&Co.") and Computer Sciences Corporation ("Counterparty" and together with GS&Co., the "Contracting Parties") on the Trade Date specified below. This Supplemental Confirmation is a binding contract between GS&Co. and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.           This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of June 29, 2006 (the "Master Confirmation") between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.           The terms of the Transaction to which this Supplemental Confirmation relates are as follows:
Trade Date:	June 29, 2006

Initial Share Price:	USD54.00 per Share.

Valuation Date:	June 29, 2007, subject to GS&Co.'s right to accelerate the Valuation Date to any date on or after the First Acceleration Date

First Acceleration Date:	[ * * * ]

Number of Shares:	9,259,259

Settlement Price Adjustment Amount:	USD[ * * * ]

Ordinary Dividend Amount:	For any calendar quarter, USD[ * * * ]

Termination Price:	USD[ * * * ]

Counterparty Additional Payment Amount:	USD[ * * * ]

3.           Counterparty represents and warrants to GS&Co. that neither it (nor any "affiliated purchaser" as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the Trade Date.

4.           This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

          Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.
Yours faithfully,
GOLDMAN, SACHS & CO.

By: /s/ Conrad Langenegger, Vice President
Authorized Signatory

Agreed and Accepted By:
COMPUTER SCIENCES CORPORATION

By: /s/ Van B. Honeycutt
Name: Van B. Honeycutt
Title: Chairman & CEO

By: /s/ Michael E. Keane
Name: Michael E. Kean
Title: Vice President & CFO